Exhibit T3A-13

ARTICLES OF INCORPORATION	*	UNITED STATES OF AMERICA
*
OF	*	STATE OF LOUISIANA
*
HIGH PRESSURE INTEGRITY, INC.	*	PARISH OF ORLEANS
*
* * * * * * * * * * * * * * * *	*

BE IT KNOWN, that on this 16 day of October, 1985, BEFORE ME, Michael P. Fanell, a Notary Public duly appointed and commissioned in and for the Parish of Orleans, State of Louisiana, and residing therein,

PERSONALLY CAME AND APPEARED the subscriber hereto, who declared unto me, Notary, in the presence of the undersigned competent witnesses, that he is of the full age of majority and that, availing himself of provisions of the Business Corporation Law of the State of Louisiana, he does hereby form a corporation subject to the following Articles of Incorporation, to wit:

1.

The name of the Corporation is High Pressure Integrity, Inc.

2.

The purpose of the Corporation is to engage in any lawful activity for which corporations may be formed under the business corporation law of the State of Louisiana.

3.

The aggregate number of shares which the Corporation shall have the authority to issue is ten thousand (10,000) shares of common stock; said shares shall be denominated “common stock” shall be the only class of shares issued, and shall have no par value.

4.

The name and post office address of the incorporator of this Corporation is:

J.V. Carisella

4417 Lorino Street

Metairie, Louisiana 70006

5.

Shareholders shall have preemptive rights. In the event any shareholder does not exercise his preemptive right the shares in respect of which such rights are not exercised shall then be offered pro rata to the remaining shareholders who shall have preemptive rights to such shares, ad infinitum, before any such shares may be offered to outside purchasers.

6.

Cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, which are not claimed by the shareholders entitled thereto within eighteen months after the dividend or redemption price becomes payable or the shares become issuable, despite reasonable efforts by the Corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within such time, shall, at the expiration of such time, revert in full ownership to the Corporation, and the Corporation’s obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease; provided that the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (a) payment of the amount of any cash or property dividend or redemption price or (b) issuance of any shares, ownership of which has reverted to the Corporation pursuant to this provision, to the entity who or which would entitled thereto had such reversion not occurred.

7.

Any director or shareholder absent from a meeting of the Board of Directors or Shareholders, may, upon written appointment of a representative, be represented by any shareholder or other director, who may cast the vote of the absent director or shareholder according to the written instructions, general or special, of the absent director or shareholder, filed with the Secretary.

8.

Whenever by any provision of law, these Articles of Incorporation or the by-laws of this Corporation, the affirmative vote of the shareholders is required to authorize or constitute corporate action, the consent in writing to such corporate action signed by shareholders holding that proportion of the total voting power on the particular question which is required by these Articles of Incorporation, the by-laws, or by law, whichever requirement is higher, shall be sufficient for the purpose, without necessity for a meeting of shareholders.

9.

In the election of directors, each shareholder of record shall have the right to multiply the number of votes to which he may be entitled by the number of directors to be elected, and to cast all such votes for one candidate, or distribute them among any two or more candidates.

THUS DONE AND PASSED in multiple originals at New Orleans, Louisiana, on the day, month, and year hereinabove written, in the presence of the undersigned competent witnesses who sign with me, Notary, 3nd with the said appearer, after due reading of the whole.

WITNESSES:

/s/ [ILLEGIBLE]		/s/ J.V. Carisella
J.V. CARISELLA
/s/ [ILLEGIBLE]

/s/ [ILLEGIBLE]
NOTARY PUBLIC